Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES TO ISSUE $300 MILLION OF SENIOR NOTES

New York, NY, June 1, 2015 — The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $300 million of its 4.375% Senior Notes due 2045.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission on May 22, 2015. The closing of the offering is expected to occur on or about June 4, 2015.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include repayment of its outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of its Class A Common Stock.

Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 800-831-9146 or by email at prospectus@citi.com, or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 22, 2015, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M·A·C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone London, Bumble and bumble, Darphin, Michael Kors, Flirt!, GoodSkin Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle and GLAMGLOW.